Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-159107

Final Term Sheet

Fixed Rate Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Size:	$500,000,000 (Reopening of $750,000,000 of 8.125% Notes due January 15, 2020 issued on December 14, 2009)

Maturity:	January 15, 2020

Coupon:	8.125%

Reoffer Yield:	8.121%

Trade Date:	January 14, 2010

Issue Date:	January 20, 2010

Settlement Date:	January 20, 2010

Price to Public:	100% of principal amount, plus accrued interest from December 14, 2009

Proceeds (Before Expenses) to Issuer Plus Accrued Interest:	$496,562,500

Interest Payment Dates:	Semi-annually on each January 15 and July 15, beginning July 15, 2010

Accrued Interest Payable to Issuer:	$4,062,500 accrued from December 14, 2009 to anticipated date of settlement, January 20, 2010

Underwriters:	Banc of America Securities LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated Barclays Capital Inc. Citigroup Global Markets Inc. Calyon Securities (USA) Inc.

CUSIP/ISIN:	345397 VM2/US345397VM25

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Banc of America Securities LLC, toll-free at 1-800-294-1322; Deutsche Bank Securities Inc., collect at 1-800-503-4611; Goldman, Sachs & Co., collect at 1-866-471-2526; and Morgan Stanley & Co. Incorporated, toll-free at 1-866-718-1649.